Exhibit 99.1

USANA Health Sciences Finishes Strong 2020 with 14.5% Fourth Quarter Net Sales Growth and 32.6% Diluted EPS Growth

SALT LAKE CITY--(BUSINESS WIRE)--February 9, 2021--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and full-year ended January 2, 2021.

Key Q4 and Full Year 2020 Financial & Operating Highlights

  Fourth quarter net sales increased 14.5% year-over-year to $310.5 million.
  Fourth quarter diluted EPS increased 32.6% year-over-year to a record $1.87.
  Fiscal year net sales increased 7.0% year-over-year to $1.135 billion.
  Fiscal year diluted EPS increased 32.9% year-over-year to a record $5.86.
  Company provides initial 2021 net sales guidance of $1.21 to $1.27 billion and initial diluted EPS guidance of $6.00 to $6.45.
  Board of Directors authorizes up to $150 million in share repurchase authorization.

Q4 2020 Financial Performance

Consolidated Results
Net Sales	$310.5 million	+14.5% vs. prior-year quarter +9.9% constant currency vs. prior-year quarter +$12.4 million YOY FX impact, or +4.6% Additional week of sales contributed approximately $18 million
Diluted EPS	$1.87	+32.6% vs. prior-year quarter Diluted shares of 21.2 million, -2.6% Additional week of sales contributed an estimated $0.17
Active Customers	599,000	+2.2% vs. prior-year quarter

The Company maintains a 52/53-week fiscal year. Fiscal 2020 was a 53-week year and includes one additional week of sales during the fourth quarter compared to the fourth quarter of 2019. Prior to fiscal 2020, the last 53-week year was in fiscal 2014.

“Our fourth quarter results were better than expected and cap off a year during which USANA delivered remarkable results despite continued challenges from the pandemic,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “During the quarter, demand for our high-quality nutritional products from our loyal consumers remained strong and fueled business momentum. Additionally, changes in currency exchange rates and the additional week of sales during the fourth quarter contributed to growth. As we kick-off 2021, we are confident that we are positioned to deliver another year of solid growth for USANA.

Q4 2020 Regional Results:

Asia Pacific Region
Net Sales	$248.8 million	+14.5% vs. prior-year quarter Constant currency net sales: +8.7% 80.1% of consolidated net sales
Active Customers	454,000	-1.1% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$139.1 million	+5.4% vs. prior-year quarter Constant currency net sales: -0.6%
Active Customers	252,000	-13.1% vs. prior-year quarter -11.3% sequentially
North Asia
Net Sales	$32.9 million	+17.1% vs. prior-year quarter Constant currency net sales: +11.5%
Active Customers	60,000	+7.1% vs. prior-year quarter No change sequentially
Southeast Asia Pacific
Net Sales	$76.9 million	+34.2% vs. prior-year quarter Constant currency net sales: +28.9%
Active Customers	142,000	+25.7% vs. prior-year quarter -10.1% sequentially

Americas and Europe Region
Net Sales	$61.7 million	+14.3% vs. prior year Constant currency net sales: +14.5% 19.9% of consolidated net sales
Active Customers	145,000	+14.2% vs. prior year -2.0% sequentially

FY 2020 Financial Performance

Consolidated Results
Net Sales	$1.135 billion	+7.0% vs. prior year +6.9% constant currency vs. prior year no meaningful FX impact
Diluted EPS	$5.86	+32.9% vs. prior year Diluted shares of 21.3 million, -6.8%
Cash & Cash Equivalents	$312 million	Cash generated from operating activities totaled $160 million

Mr. Guest continued, “For several years now, we have focused on improving the overall experience USANA offers to consumers. Digital enhancement of our business has been a key aspect of our customer experience strategy. We believe that our accomplishments in this area positioned us to sustain and accelerate performance during an unprecedented 2020. During the year, we accelerated many of our digital initiatives, including further improving our mobile platform, expanding payment options to meet the demands of consumers around the world, facilitating quick and simple product education, capturing feedback, and making it easier for consumers to share their USANA experience with others.”

Mr. Guest added, “In 2021, we will continue to focus on growing our consumer base and executing our global strategy, which includes: (i) continued investment in digital transformation and overall customer experience; (ii) the launch of our new Active Nutrition product line; (iii) generating growth in existing markets with an emphasis on China; (iv) pursuing international expansion opportunities; (v) pursuing accretive, strategic collaborations and acquisitions to grow our business; and (vi) focusing on corporate sustainability. We remain committed to USANA’s mission of health and wellness, and we are confident that our strategy will drive growth and deliver value to shareholders.”

Balance Sheet

The Company ended the quarter with $312 million in cash and cash equivalents and no debt. During the quarter, the Company did not repurchase any shares of common stock. For the full year the company repurchased 785,000 shares totaling $57 million throughout the year.

Share Repurchase Authorization

As of the end of the fourth quarter, there was approximately $73 million remaining under the existing share repurchase authorization. The Company’s Board of Directors has approved up to $150 million in share repurchase authorization, inclusive of the $73 million remaining under the share repurchase authorization.

Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

Fiscal 2021 Outlook

The Company is providing the following consolidated net sales and earnings per share outlook for fiscal year 2021.

Fiscal Year 2021 Outlook
Range
Consolidated Net Sales	$1.21 - $1.27 billion
Diluted EPS	$6.00 - $6.45

Doug Hekking, Chief Financial Officer, said, “Fourth quarter operating results exceeded internal expectations and were driven by momentum in our business as well as an improved foreign currency environment.

“Today we are providing our initial outlook for 2021, which reflects top-line growth between 6.6% and 11.9% and an operating margin between 14.8% and 15.2%. Operating results projected for fiscal year 2021 contain one less week of business, anticipate a favorable foreign currency environment, and increased spending in the back half of the year related to travel and event related costs. Additionally, we are projecting an effective tax rate of 31% for the year and a diluted share count of 20.7 million. We remain committed to investing in our strategies designed to generate growth in customers and net sales.”

Mr. Hekking added, “Outlook for fiscal 2021 reflects our current understanding of the COVID-19 operating environment as restrictions and health responses continue to evolve. During the first half of 2021, we expect to hold virtual events for our sales force and maintain our work-from-home plan for employees. Thus far, we have not seen a meaningful sustained disruption to our manufacturing, shipping or global operations. Some markets continue to face increased restrictions, while others are seeing a return to a more normalized operating environment. We hope to see conditions continue to improve as the year progresses, but recognize that the ongoing COVID-19 environment remains unpredictable.”

Management Commentary Document and Conference Call

For more information on the Company’s operating results, please see the “Management Commentary, Results and Outlook” document, which has been posted on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, February 10, 2021 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	2-Jan-21	28-Dec-19	2-Jan-21	28-Dec-19

Net sales	$ 310,521	$ 271,298	$ 1,134,644	$ 1,060,902
Cost of sales	59,020	47,289	209,111	187,503
Gross profit	251,501	224,009	925,533	873,399

Operating expenses
Associate incentives	129,791	114,378	487,856	459,478
Selling, general and administrative	69,172	65,060	261,186	267,731

Earnings from operations	52,538	44,571	176,491	146,190

Other income (expense)	1,993	1,231	1,457	4,306
Earnings before income taxes	54,531	45,802	177,948	150,496

Income taxes	14,902	15,048	53,284	49,970

NET EARNINGS	$ 39,629	$ 30,754	$ 124,664	$ 100,526

Earnings per share - diluted	$ 1.87	$ 1.41	$ 5.86	$ 4.41
Weighted average shares outstanding - diluted	21,189	21,751	21,256	22,818

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	2-Jan-21	28-Dec-19
Current Assets
Cash and cash equivalents	$ 311,917	$ 234,830
Inventories	90,224	68,905
Prepaid expenses and other current assets	23,145	25,544
Total current assets	425,286	329,279

Property and equipment, net	100,445	95,233
Goodwill	17,367	16,636
Intangible assets, net	30,796	29,840
Deferred income taxes	4,640	3,090
Other assets	62,353	42,856
Total assets	$ 640,887	$ 516,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 18,195	$ 12,525
Other current liabilities	149,878	123,573
Total current liabilities	168,073	136,098

Deferred income taxes	12,009	10,282
Other long-term liabilities	19,155	18,842

Stockholders' equity	441,650	351,712
Total liabilities and stockholders' equity	$ 640,887	$ 516,934

USANA Health Sciences, Inc.
Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	2-Jan-21		28-Dec-19		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$ 139,059	44.8%	$ 131,949	48.6%	$ 7,110	5.4%	$ 7,889	(0.6%)
Southeast Asia Pacific	76,861	24.7%	57,283	21.1%	19,578	34.2%	3,037	28.9%
North Asia	32,892	10.6%	28,085	10.4%	4,807	17.1%	1,580	11.5%
Asia Pacific Total	248,812	80.1%	217,317	80.1%	31,495	14.5%	12,506	8.7%

Americas and Europe	61,709	19.9%	53,981	19.9%	7,728	14.3%	(113)	14.5%

	$ 310,521	100.0%	$ 271,298	100.0%	$ 39,223	14.5%	$ 12,393	9.9%

Active Associates by Region(1)
(unaudited)

	As of
	2-Jan-21		28-Dec-19

Asia Pacific
Greater China	88,000	29.4%	100,000	34.4%
Southeast Asia Pacific	103,000	34.5%	87,000	29.9%
North Asia	39,000	13.0%	38,000	13.0%
Asia Pacific Total	230,000	76.9%	225,000	77.3%

Americas and Europe	69,000	23.1%	66,000	22.7%

	299,000	100.0%	291,000	100.0%

Active Preferred Customers by Region(2) (unaudited)

	As of
	2-Jan-21		28-Dec-19
Asia Pacific
Greater China	164,000	54.7%	190,000	64.4%
Southeast Asia Pacific	39,000	13.0%	26,000	8.8%
North Asia	21,000	7.0%	18,000	6.1%
Asia Pacific Total	224,000	74.7%	234,000	79.3%

Americas and Europe	76,000	25.3%	61,000	20.7%

	300,000	100.0%	295,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280